Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil of Southwestern Energy Company, (b) the references to us as experts in Southwestern Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and (c) the incorporation by reference of our name and our audit letter into Southwestern Energy Company’s previously filed Registration Statements on Form S-8 (Nos. 333-03787, 333-03789, 333-42494, 333-64961, 333-69720, 333-96161, 333-100702, 333-101160, 333-110140, 333-121720, 333-125714, 333-184885, 333-188744, 333-209752, 333-211546, 333-219081, 333-228629, 333-233049, 333-248827, 333-266749, and 333-275815) and on Form S-3 (No. 333-272127) that incorporate by reference such Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Richard B. Talley Jr.
Richard B. Talley Jr., P.E.
Chief Executive Officer

Houston, Texas
February 22, 2024

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